Exhibit 99.1

BPZ Energy Announces 2013 Capital Plan and

Provides Block Z-1 Operational Update

Houston, TX ‒ January 22, 2013 ‒ BPZ Energy (NYSE: BPZ) (BVL: BPZ), an independent oil and gas exploration and production company, today announced its 2013 capital investment program and provided a Block Z-1 operational update.

2013 BUSINESS PLAN

The Company plans to spend approximately $27 million net in 2013 on capital and exploratory expenditures, excluding capitalized interest, for its three onshore blocks in which the Company holds 100% working interests, as the capital and exploratory expenditures for offshore Block Z-1 are fully carried by Pacific Rubiales Energy Corp. (TSX: PRE, BVC: PREC, BOVESPA: PREB) under the joint venture agreements.

The Company’s 51% share of Block Z-1 capital investments to be fully carried by Pacific Rubiales Energy Corp. is budgeted at $76 million ($149 million gross).  Planned activities at Block Z-1 include CX-15 developmental drilling for six wells and projects and engineering at the Corvina and Albacora fields.  On a contingent basis, the budget includes a two-well drilling program and facilities at the Albacora field should 3D seismic dictate a return to drilling, and a Corvina gas pipeline to shore related to the proposed gas-to-power project.  In addition, exploratory expenditures include the completion of 3D seismic survey-related activity, including processing, as well as other engineering projects.

Planned capital and exploratory expenditures onshore include contingent amounts subject to receipt of necessary permits which include $12 million for shallow drilling activities at Block XXIII as well as $9 million of 3D and 2D seismic work for Blocks XIX and XXII, respectively.  Other expenditures of $6 million are also included.

BLOCK Z-1 OPERATIONAL UPDATE

In the following discussion please note all numbers are “net” in reference to BPZ Energy’s 51% working interest in Block Z-1, unless noted as “gross” which references the 100% combined BPZ and Pacific Rubiales Energy Corp. gross working interest in Block Z-1.

Oil Production

Total average combined production from the Corvina and Albacora fields at offshore Block Z-1 was 1,517 (2,973 gross) and 1,688 (3,310 gross) barrels of oil per day (bopd), for the fourth quarter and full year ended December 31, 2012, respectively.  January 2013 production to date from these two fields is averaging approximately 1,533 bopd (3,005 bopd gross).

3D Seismic

Phase II of the original 1,600 square kilometer seismic acquisition project on Block Z-1 is now complete.  Initial data processing for the PUD drilling locations at the Corvina field is also complete with interpretation underway.  Processing of the data acquired over the Albacora field is being prioritized.  The total gross cost of the Z-1 seismic program, is now anticipated to be approximately $52 million, or approximately $10 million higher than the previously announced estimate of $42 million.  The increase in expenditures is mainly due to higher costs related to the expanded work scope, less efficiency from a smaller seismic boat and vessel standby required as a result of significant fishing activity during Phase II of the seismic acquisition project.

Corvina Field Development

Since the beginning of the New Year, the Corvina oil field has been producing approximately 1,188 bopd (2,330 bopd gross).

Subsea pipeline interconnections between the CX-11 and CX-15 platforms are now substantially complete.  This project has experienced delays due to unusually strong current conditions which prevented divers from completing work required in the pipe laying process.  This also affected the start of the CX-15 drilling rig mobilization as the tender barge and pipe laying barge could not operate in the same location.  With the pipe laying barge clearing the area, the Don Fernando vessel with Petrex 28 drilling rig onboard as well as the associated tender barge are now moving alongside the CX-15 platform and the rigging up process is beginning.  As a result, timing of the first well spud at the CX-15 platform is now expected to occur in early February 2013, with first oil production expected during second quarter 2013.

Likewise, the CX-11 workover program has also been affected by the delays in the pipe laying project in Corvina related to barge logistics and is expected to resume in February.

The total gross cost of the CX-15 project is now anticipated to be approximately $83 million, $6 million higher than the previously announced estimate of $77 million, due to the higher costs associated with the platform installation.

Albacora Field

The Albacora field during January 2013 is producing approximately 344 bopd (675 bopd gross).  The gas compressor and the produced water injection equipment installed in 2012 have been commissioned and are working.  The existing contract for the Petrex 18 rig has been renegotiated to allow for improved day rates and cancellation terms, and availability to use it should the new 3D seismic data dictate a return to drilling.

PRESIDENT AND CEO, MANOLO ZÚÑIGA COMMENTED, “With the New Year comes a new chapter in the growth of our Company as we begin drilling again at Block Z-1.  After a period of preparation including the design, fabrication and installation of the new CX-15 platform, as well as acquiring 3D seismic, we now have a very promising multi-well development project ready to begin at the Corvina field.  The new 3D seismic at Block Z-1 is showing us interesting opportunities that will mature into an exploration program.  Onshore, we continue to make preparations for future drilling at all three blocks with work to obtain additional seismic and drilling permits underway.”

ABOUT BPZ ENERGY

Houston-based BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company which has license contracts for oil and gas exploration and production covering approximately 2.2 million gross acres in four properties in northwest Peru.  The Company holds a 51% working interest and Pacific Rubiales Energy Corp. holds a 49% working interest in offshore Block Z-1, for which current activity includes the development of the Corvina oil discovery, as well as the redevelopment of the Albacora field.

In addition, the Company is pursuing the exploration of onshore Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company also owns a non-operating net profits interest in a producing property in southwest Ecuador.  Please visit the Company's website at www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “will,” “expected,” "estimated,” and "prospective," and other similar expressions.  These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include successful installation of our new platform in Corvina, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CAUTIONARY STATEMENT REGARDING CERTAIN INFORMATION RELEASES

The Company is aware that certain information concerning its operations and production is available from time to time from Perupetro, an instrumentality of the Peruvian government, and the Ministry of Energy and Mines ("MEM"), a ministry of the government of Peru.  This information is available from the websites of Perupetro and MEM and may be available from other official sources of which the Company is unaware.  This information is published by Perupetro and MEM outside the control of the Company and may be published in a format different from the format used by the Company to disclose such information, in compliance with SEC and other U.S. regulatory requirements.

Additionally, the Company’s joint venture partner in Block Z-1, Pacific Rubiales Energy Corp. (“PRE”), is a Canadian public company that is not listed on a U.S. stock exchange, but is listed on the Toronto (TSX), Bolsa de Valores de Colombia (BVC) and BOVESPA stock exchanges.  As such PRE may be subject to different information disclosure requirements than the Company.  Information concerning the Company, such as information concerning energy reserves, may be published by PRE outside of our control and may be published in a format different from the format the Company uses to disclose such information, incompliance with SEC and other U.S. regulatory requirements.

The Company provides such information in the format required, and at the times required, by the SEC and as determined to be both material and relevant by management of the Company.  The Company urges interested investors and third parties to consider closely the disclosure in our SEC filings, available from us at 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079; Telephone: (281) 556-6200.  These filings can also be obtained from the SEC via the internet at www.sec.gov.

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Investor and Media Contact:

A. Pierre Dubois

Investor Relations & Corporate Communications

BPZ Energy

(281) 752-1240

pierre_dubois@bpzenergy.com